Exhibit 10.47

PERFORMANCE UNIT AGREEMENT

[Company] (the “Global Affiliate”) confirms that, on [date], [year] (the “Grant Date”), you were granted [amount in words] ([number]) Performance Units under the MetLife International Performance Unit Incentive Plan (the “Plan”), and approves and ratifies such grant. Your Performance Units are subject to the terms and conditions of this Performance Unit Agreement (this “Agreement”) and of the Plan (which is incorporated in this Agreement by reference). Any payment due under this Agreement may be made on behalf of the Global Affiliate by any one or more Affiliates (each such Affiliate(s) making any such payment will be known as a “Paying Affiliate”). Unless otherwise specified, the word “Section” refers to a Section in this Agreement. Any other capitalized word used in this Agreement but not defined here is defined in the Plan.

1. Standard Performance Terms..

(a) The terms of this Section 1 shall be referred to as the “Standard Performance Terms” and will apply to your Performance Units except in so far as Sections 2 (Change of Status) or 3 (Change of Control) apply.

(b) The Performance Period for your Performance Units will begin on [date], [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. The Administrator will determine your Final Performance Units in accordance with this Section 1 (your “Final Performance Units”). Each Final Performance Unit will be paid in cash equal to the Closing Price of Common Stock on the date designated by the Administrator following the last day of the Performance Period. Your Final Performance Units will be due and payable in cash at the time specified in Section 16.

(c) If the Committee determines in writing that the Company met one or more of the Section 162(m) Goals, then you will be eligible for a payment of up to 200% of your Performance Units. The “Section 162(m) Goals” shall be the following:

(1) Positive Company income from continuing operations before provision for income tax, excluding net investment gains (losses) (defined in accordance with Section 3(a) of Article 7.04 of United States Securities and Exchange Commission Regulation S-X ), which includes total net investment gains (losses) and net derivatives gains (losses), as presented in the financial statements in the Company’s Annual Report on Form 10-K for the calendar year preceding the beginning of the Performance Period (“Adjusted Income”), for the Performance Period.

(2) Positive Adjusted Income for the third calendar year of the Performance Period.

(3) Positive Company Proportionate Total Shareholder Return for the Performance Period, as defined for the Company in Section 1(d)(2).

(4) Positive Company Proportionate Total Shareholder Return for the third calendar year of the Performance Period, as defined for the Company in Section 1(d)(2) with respect to the third calendar year of the Performance Period.

(d) If, under Section 1(c), you are eligible for a payment, the Administrator will determine your Final Performance Units by multiplying your Performance Units by the “Performance Factor.” The Performance Factor means a percentage (from zero to 200%) which is the sum of two other percentages (each from zero to 100%), described in (1) and (2) below, multiplied by the factor determined by (3) below, if applicable.

(1) The first percentage will be based on the Company’s average percentile performance with respect to Change in Annual Net Operating Income Available to Common Shareholders Per Share during the Performance Period relative to the other companies in the Index, determined in the following manner:

(a) First, the Net Operating Income Available to Common Shareholders Per Share will be determined for the Company and for each of the other companies in the Index, for each calendar year of the Performance Period and the calendar immediately preceding the first calendar year of the Performance Period. For this purpose, “Net Operating Income Available to Common Shareholders Per Share” for each calendar year will have the meaning of that term, or its substantial equivalent, defined in or derived from the Company’s quarterly financial supplement for the fourth quarter of the prior year filed with or furnished to the United States Securities and Exchange Commission.

(b) Second, the Change in Annual Net Operating Income Available to Common Shareholders Per Share will be determined for the Company and for each of the other companies in the Index for each calendar year of the Performance Period. For this purpose, “Change in Annual Net Operating Income Available to Common Shareholders Per Share” means Net Operating Income Available to Common Shareholders Per Share for each calendar year of the Performance Period divided by Net Operating Income Available to Common Shareholders Per Share in the immediately preceding calendar year.

(c) Third, the Company’s Change in Annual Net Operating Income Available to Common Shareholders Per Share for each calendar year of the Performance Period will be compared to the Change in Annual Net Operating Income Available to Common Shareholders Per Share for each of the other companies in the Index for the same calendar year to determine the percentage of the other companies in the Index whose performance was less than that of the Company, rounded down to the nearest whole number percentile appearing on the left-hand column of Table 1 of Schedule A to this Agreement (Company performance greater than every other company in the Index being deemed to be performance in the ninety-ninth percentile), producing the Company’s percentile performance relative to the other companies in the Index.

(d) Fourth, a percentage for each calendar year of the Performance Period will be determined using the percentile determined under Section 1(d)(1)(c) and the corresponding percentage on the right-hand column of Table 1 of Schedule A to this Agreement.

(e) Finally, the three percentages referenced in Section (1)(d)(1)(d) will be averaged.

(2) The second percentage will be based on the Company’s performance with respect to Proportionate Total Shareholder Return during the Performance Period as a percentage of that of the Index, determined according to Table 2 of Schedule A to this Agreement, determined in the following manner:

(a) First, the Initial Closing Price of the Company and the Index will each be determined. For this purpose, “Initial Closing Price” means, in the case of the Company the average Closing Price, and in the case of the Index the value of the Index, in each case for the twenty (20) trading days prior to the first day of the Performance Period.

(b) Second, the Final Closing Price of the Company and the Index will each be determined. For this purpose, “Final Closing Price” means, in the case of the Company the average Closing Price, and in the case of the Index the value of the Index, in each case for the twenty (20) trading days prior to and including the final day of the Performance Period.

(c) Third, the Total Shareholder Return of the Company and the Index will each be determined. For this purpose, “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus (in the case of the Company) dividends (if any) actually paid on Common Stock on a reinvested basis from the first day of the Performance Period to and including the last day of the Performance Period.

(d) Fourth, the Proportionate Total Shareholder Return of the Company and the Index will each be determined. For this purpose, “Proportionate Total Shareholder Return” means Total Shareholder Return divided by Initial Closing Price.

(e) Fifth, the Proportionate Total Shareholder Return of the Index will be subtracted from the Company’s Proportionate Total Shareholder Return, and the result rounded up or down to the nearest percentage appearing on the left-hand column of Table 2 of Schedule A to this Agreement (any result precisely halfway between two percentages being rounded up to the next highest percentage).

(f) Finally, a percentage will be determined using the result produced under Section 1(d)(2)(e) and the corresponding percentage on the right-hand column of Table 2 of Schedule A to this Agreement.

(3) If the Total Shareholder Return of the Company, as determined under Section (1)(d)(2)(c), is zero percent or less, then the sum of the percentages described under Sections (1)(d)(1) and (1)(d)(2) will be multiplied by a factor of seventy-five hundredths (0.75) and rounded up or down to the nearest whole percentage (any result precisely halfway between two percentages being rounded up to the next highest percentage) to determine the Performance Factor.

(e) For purposes of Section 1(d)(1), the companies in the Index refers to each company, other than the Company and other than Berkshire Hathaway Inc. (and any company that the Committee determines in its discretion is a successor to Berkshire Hathaway Inc.), that:

(1) does not adopt International Financial Reporting Standards with respect to a reporting period earlier than the reporting period with respect to which the Company does so;

(2) has publicly reported its earnings in conformity with accounting principles generally accepted in the United States of America for each of the two calendar years being compared under Section 1(d)(1)(b); and

(3) is included in the Standard & Poor’s Insurance Index derived from Fortune 500 companies for the entirety of the second of the two calendar years being compared under Section 1(d)(1)(b).

(f) For purposes of Section 1(d)(2), the Index refers to the Standard & Poor’s Insurance Index derived from Fortune 500 companies, excluding Berkshire Hathaway Inc. (and any company that the Committee determines in its discretion is a successor to Berkshire Hathaway Inc.), including any weighting of the stock of the companies included in that Index that is applied by Standard & Poor’s, from time to time.

2. Changes of Status. For purposes of this Section 2, your transfer between the Company and an Affiliate, or among Affiliates, will not be a termination of employment. In the event of a Change of Control, any applicable terms of Section 3 (Change of Control) will supersede the terms of this Section 2.

(a) Disability. In the event of your qualification for Disability benefits, Section 1 will continue to apply to your Performance Units. Notwithstanding any other terms of this Section 2, if you qualify for Disability benefits no subsequent Termination, other than a Termination for Cause, shall affect your Performance Units.

(b) Death. In the event of your Termination due to your death, each of your Performance Units (without being transformed into Final Performance Units) will be valued at the Closing Price on the date of death and due and payable in cash. Any payment will be made at the time specified in Section 16.

(c) Approved Retirement. In the event of your Termination by reason of an Approved Retirement, Section 1 will continue to apply to your Performance Units. Subject to Section 2.1(e) of the Plan, you do not need special approval from the Administrator for an Approved Retirement.

(d) Termination for Cause. Notwithstanding any other terms of this Section 2, in the event of your Termination for Cause, all of your Performance Units will be forfeited immediately.

(e) Other Terminations. Unless the Administrator determines otherwise, if no other provision of this Section 2 applies (including, for example, your voluntary Termination other than due to Approved Retirement or your involuntary Termination other than for Cause or due to

Approved Retirement), all of your Performance Units will be forfeited immediately unless you are offered a separation agreement by the Company or an Affiliate under a severance program. To the extent you are offered a separation agreement by the Company or an Affiliate, and your separation agreement becomes final, your Prorated Performance Units will be due and payable to you. Any payment will be made at the time specified in Section 16. The number of your “Prorated Performance Units” will be determined by dividing the number of calendar months in the Performance Period that have ended as of the end of the month of the termination of your employment by thirty-six (36), multiplying the result by the number of your Performance Units, and rounding to the nearest whole number, and, if you were subject to the reporting requirements of Section 16 of the United States Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto (the “Exchange Act”), or were an “executive officer” of the Company under the Exchange Act and the rules promulgated thereunder, at any time during the Performance Period, further multiplying the result by the lesser of 100% or the Performance Factor; provided, however, that if the date of the termination of your employment is prior to the first anniversary of the beginning of the Performance Period, then the number of your Prorated Performance Units shall be zero (0). Payment for each of your Prorated Performance Units will be made in cash at a value equal to the Closing Price on the Grant Date and shall be rounded to the nearest US one-hundred dollars (US$100.00) in value; provided, however, that if you were subject to the reporting requirements of Section 16 of the Exchange Act, or were an “executive officer” of the Company under the Exchange Act and the rules promulgated thereunder, at any time during the Performance Period, payment for each of your Performance Units will be made in cash at a value equal to the lesser of the Closing Price on the Grant Date or the Closing Price on the date the Performance Factor is determined, and shall be rounded to the nearest US one-hundred dollars (US$100.00) in value. If your separation agreement does not become final, your Performance Units will be forfeited.

3. Change of Control. Notwithstanding any other terms of this Plan, in the event of a Change of Control, unless the Administrator reasonably determines in good faith prior to the occurrence of a Change of Control that an Alternative Award has been granted to you with regard to a Performance Unit, your Performance Units will be valued at the Change of Control Price and be immediately due and payable in cash. Any payment will be made at the time specified in Section 16.

4. Nontransferability of Awards. You may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Performance Units, other than by will or by the laws of descent and distribution.

5. Estate. Benefits remaining unpaid at your death will be paid to your estate, except as otherwise required by law.

6. Tax Withholding. The Paying Affiliate may withhold, or require you to remit, an amount sufficient to satisfy any applicable withholding tax requirements relating to the payment on account of your Performance Units, and the Paying Affiliate may defer payment until this requirement is satisfied. Regardless of any action any Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your estate) and that no Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Performance Units, including the grant or payment on account of the Performance Units, and that neither the Administrator nor any Affiliate commits to structure the terms of the grant of or any aspect of any Performance Unit to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax.

7. Adjustment of the Number of Performance Units. The Administrator will make appropriate adjustments in the terms and conditions of your Performance Units in recognition of unusual or nonrecurring events affecting the Company or its financial statements as provided in the Plan. The Administrator’s determinations in this regard will be conclusive. No additional Performance Units will be credited to you on the occasion of the payment of any cash dividend on Common Stock or any other payment in connection with such Common Stock.

8. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware of the United States of America, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any other action regarding this Agreement must be brought in a court in the State of New York of the United States of America, to which jurisdiction the Administrator, the Global Affiliate, and you consent, to the maximum extent consistent with law.

9. Interpretation; Construction. Any determination or interpretation by the Administrator pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control.

10. Entire Agreement. This Agreement and the Plan represent the entire agreement between you and the Global Affiliate regarding your Performance Units. No promises, terms, or agreements of any kind regarding your Performance Units that are not set forth in this Agreement or in the Plan, or to which there is no reference in this Agreement or the Plan, are part of this Agreement.

11. Amendments. The Administrator has the exclusive right to amend this Agreement as long as the amendment is consistent with the Plan. The Administrator will give written notice to you (or, in the event of your death, to your estate) of any amendment as promptly as practicable after its adoption.

12. No Right to Future Grants; No Right of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of any Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of any Affiliate. In accepting this Agreement, you acknowledge that: (a) the Plan is established voluntarily, and this Agreement is established voluntarily by the Global Affiliate, and that each is discretionary in nature and may be modified, suspended or terminated by the Administrator at any time, as provided in the Plan and this Agreement, respectively; (b) the grant of your Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted repeatedly in the past; (c) all decisions with respect to future Performance Unit grants, if any, will be at the sole discretion of the

Administrator, including, but not limited to, the timing of any grants, the number of Performance Units and vesting provisions; (d) your participation in the Plan is voluntary; (e) the Performance Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of your employment contract, if any; (f) the Performance Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, Termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the Performance Unit grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company; (h) the future Closing Price of Common Stock and the applicable Performance Factor applicable to your Performance Units are unknown and cannot be predicted with certainty; (i) your Performance Units will have no value unless the applicable Performance Factor is greater than zero; (j) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Performance Units or diminution in value of the Performance Units and you irrevocably release the Administrator, the Company, and each Affiliate from any such claim that may arise; and (k) in the event of your Termination, neither your eligibility, nor any right to receive Performance Units, nor any period within which payment may be made on account of your Performance Units, if any, will be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of your Termination, your right to payment on account of your Performance Units, if any, will not be extended by any notice period mandated under law.

13. Employee Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Administrator, any Affiliate, or the Company, for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Administrator, Affiliates, and the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, or shares of stock or directorships held in Affiliates, and the Company, details of all Performance Units awarded, forfeited, on which payment has been made, and/or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that the Administrator, Affiliates, or the Company will transfer Data amongst themselves as necessary for the implementation, administration and management of the Plan, that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including but not limited to any applicable retention period necessary for effective or lawful administration of the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of

Data, require any amendments to Data that are required by applicable law or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You are not obligated to consent to the collection, use, processing and transfer of Data. However, you understand that if you refuse to grant consent under this Section 13 by failing to accept this Agreement you will not receive any Performance Units pursuant to this Agreement, and that if you subsequently withdraw your consent under this Section 13 you will forfeit all of your Performance Units. You understand that you may contact your local human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.

14. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15. Nature of Obligation. You acknowledge that, subject to the terms of Section 19 of this Agreement, the obligation to make payments due under this Agreement, if any, shall be the sole obligation of the Global Affiliate, but may be satisfied by any Affiliate on behalf of the Global Affiliate, and shall be unfunded and unsecured. In no event shall the Company be obligated to make payments due under this Agreement. The Global Affiliate and you agree and acknowledge that, to the extent consistent with applicable law, neither the Performance Units, this Agreement, the Plan nor any rights, obligations, terms and conditions set forth therein or in connection therewith, constitute securities, negotiable instruments, or derivatives instruments or transactions.

16. Timing of Payment.

(a) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.

(b) If payment is due and payable under Section 2(b), it will be made upon your death.

(c) If payment is due and payable under Section 2(e), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date); provided, however, that if you were subject to the reporting requirements of Section 16 of the Exchange Act, or were an “executive officer” of the Company under the Exchange Act and the rules promulgated thereunder, at any time during the Performance Period, payment will be made in the calendar year after the end of the Performance Period but in no event earlier than six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).

(d) If payment is due and payable under Section 3, and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of the Change of Control. If payment is due and payable under Section 3, and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 16(e).

(e) If payment is due and payable under the Standard Performance Terms (and you have not been offered or chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate), payment will be made in the calendar year after the end of the Performance Period.

17. Currency; Exchange Rate. Payments pursuant to Section 3 will be made in your then-current payroll currency (or another currency of your choosing) at a reasonable US currency exchange rate chosen in good faith by the Paying Affiliate. Otherwise, any payment due to you will be made in your then-current payroll currency (or other currency of the Paying Affiliate’s choosing) at a United States currency exchange rate determined by the Paying Affiliate in its discretion.

18. Consideration. To the extent any separate or additional consideration is necessary under applicable law to effectuate the parties’ intentions to be bound by the terms of this Agreement, you agree to pay US$1.00 (One Dollar 00/100 currency of the United States of America) to the Global Affiliate, which shall not be refundable to you.

19. Substitution of Award. Notwithstanding anything in this Agreement to the contrary, the Administrator may, at any time prior to payment for your Performance Units, in its sole discretion, find that the Company or an Affiliate has made an award to you intended to substitute for the Performance Units (including but not limited to a contingent right to acquire Common Stock), and that such substitute award is subject to such material terms and conditions that are no less favorable than the material terms and conditions governing your Performance Units and that provide for the same timing for payment as apply to your Performance Units. Upon such a finding, the Administrator may, in its sole discretion, cancel your Performance Units in light of that substitute award without additional compensation to you.

20. Miscellaneous Terms. Your Performance Units are not Common Stock and do not give you the rights of a holder of Common Stock. Any payment attributable to your Performance Units is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies as may be required, and to any Company policy on insider trading. No payment will be made on account of your Performance Units if that payment would result in a violation of applicable law. Your Performance Units are subject to the Company’s performance-based compensation recoupment policy (which currently covers only officers or officer-equivalent employees of the Company and its Affiliates) in effect from time to time. As a condition of the grant confirmed in this Agreement, you agree to take any and all actions, and consent to any and all actions taken by the Administrator, Company, Global Affiliate, or any Affiliate as may be required to comply with any laws, rules and regulations. In addition, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under laws, rules and regulations. Any or all documents related to awards granted to you under the Plan may be delivered to you by electronic means. You hereby consent to receive such documents by electronic delivery and agree to engage in any transaction under the Plan through any on-line or electronic system as may be established and maintained for that purpose. You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the award, be drawn up in English. If you have received this Agreement, the Plan or any other documents related to the award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control except as otherwise required by law. The Administrator and the Global Affiliate reserve the right to impose other requirements on awards granted to you under the Plan to the extent that either the Administrator or the Global Affiliate determines, in their respective sole discretion, that such other requirements are necessary or advisable in order to comply with law or to facilitate the administration of the Plan.

IN WITNESS WHEREOF, the Global Affiliate has caused its duly authorized officer to execute, and you have executed, this Agreement effective on the Grant Date.

[COMPANY	EMPLOYEE

By:
Signature
Signature

Name

Date

Title

Schedule A

to Performance Unit Agreement

Table 1		Table 2

Company Change in Net Operating Income Company Performance (Percentile Relative to Other Companies in the Index)	First Percentage (Averaged For Each Year of Performance Period) For Purposes of Determining Performance Factor*	Index Proportionate Total Shareholder Return Subtracted From Company Proportionate Total Shareholder Return	Second Percentage For Purposes of Determining Performance Factor*
0-24	0	-26.0% or less	0
25	25	-25.0%	25
26	26	-24.0%	26
27	27	-23.0%	27
28	28	-22.0%	28
29	29	-21.0%	29
30	30	-20.0%	30
31	31	-19.0%	31
32	32	-18.0%	32
33	33	-17.0%	33
34	34	-16.0%	34
35	35	-15.0%	35
36	36	-14.0%	36
37	37	-13.0%	37
38	38	-12.0%	38
39	39	-11.0%	39
40	40	-10.0%	40
41	41	-9.0%	41
42	42	-8.0%	42
43	43	-7.0%	43
44	44	-6.0%	44
45	45	-5.0%	45
46	46	-4.0%	46
47	47	-3.0%	47
48	48	-2.0%	48
49	49	-1.0%	49
50	50	0.0%	50
51	52	1.2%	52
52	54	2.4%	54
53	56	3.6%	56
54	58	4.8%	58
55	60	6.0%	60
56	62	7.2%	62
57	64	8.4%	64
58	66	9.6%	66
59	68	10.8%	68
60	70	12.0%	70
61	72	13.2%	72
62	74	14.4%	74
63	76	15.6%	76
64	78	16.8%	78
65	80	18.0%	80
66	82	19.2%	82
67	84	20.4%	84
68	86	21.6%	86
69	88	22.8%	88
70	90	24.0%	90
71	92	25.2%	92
72	94	26.4%	94
73	96	27.6%	96
74	98	28.8%	98
75-99	100	30.0% or greater	100

*	First percentage is determined for each calendar year of the Performance Period and averaged, and added to second percentage. The total is multiplied by the number of Performance Units granted to determine the number of Final Performance Units. See Section 1 of this Agreement.

IN WITNESS WHEREOF, the Administrator has approved this form of Performance Unit Agreement pursuant to the MetLife International Performance Unit Incentive Plan, effective February 23, 2011.

ADMINISTRATOR

/s/ Dennis J. Shiel
Dennis J. Shiel

Date:	7/21/11